Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT made and entered into effective as of the 29th day of December, 2014 (“Effective Date”), by and between GAS NATURAL INC., an Ohio corporation (the “Company”) and JED HENTHORNE (the “Employee”);

WHEREAS, the Company desires to secure the employment of the Employee;

WHEREAS, the Employee is willing to commit himself to be employed by the Company on the terms and conditions herein set forth and thus to forego opportunities elsewhere;

WHEREAS, the Employee (i) has represented and warranted to the Company that he is not bound by any agreement which precludes him from either entering into this Agreement or performing the duties and services described in this Agreement and (ii) acknowledges that such representation and warranty is a material term and condition of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement, as of the Effective Date, as hereinafter defined, setting forth the terms and conditions for the employment relationship of the Employee with the Company during the Employment Period (as hereinafter defined).

NOW, THEREFORE, IN CONSIDERATION of the premises, and the covenants and agreements set forth below, it is hereby agreed as follows:

1.	Employment and Term.

(a)                Employment. The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, in accordance with the terms and provisions of this Agreement during the term hereof (as described below).

(b)               Term. The term of this Agreement shall commence as of the Effective Date, and shall continue until terminated in accordance with Section 4 hereof (the “Employment Period”).

2.	Duties and Powers of Executive.

(a)                Position, Location. Initially, the Employee shall serve as the Corporate Controller of the Company and shall report to the Board of Directors of the Company (the “Board”). The Employee shall perform such duties and services appertaining to such position as reasonably directed by the Board and commensurate with the duties and authority of officers holding comparable positions in similar businesses of similar size in the United States. The Employee shall use his best efforts to carry out such responsibilities faithfully and efficiently. The Employee’s services shall be performed primarily at the Company’s office located at #1 First Avenue South, Great Falls, Montana 59403.

(b)               Attention. During the Employment Period, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee shall devote substantially all of his business time, energy and best efforts to the business and affairs of the Company. The Employee may not engage, directly or indirectly, in any other business, investment or activity that interferes with the Employee’s performance of his duties hereunder, is contrary to the interests of the Company, or requires any significant portion of the Employee’s business time. It shall not be considered a violation of the foregoing for the Employee to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not materially interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement.

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3.                  Compensation. The Employee shall receive the following compensation for his services hereunder to the Company.

(a)                Salary and Incentive Compensation. The Employee’s initial annual base salary (the “Annual Base Salary”), payable in accordance with the Company’s general payroll practices, in effect from time to time, shall be at the annual rate of $170,000. The Board shall review such base salary at least annually and may from time to time direct such upward adjustments in Annual Base Salary as the Board deems to be necessary or desirable in its sole and absolute discretion.

(b)               Retirement and Welfare Benefit Plans. During the Employment Period and so long as the Employee is employed by the Company, he shall be eligible (subject to any generally applicable waiting periods) to participate in all other savings, retirement and welfare plans, practices, policies and program applicable generally to employees and/or senior executive officers of the Company in accordance with the terms of such plans. The Company reserves the right to modify, eliminate or add to its retirement and welfare benefit plans, practices and policies at any time in its sole discretion.

(c)                Options. During the Employment period, the Employee may be eligible to receive grants of stock options under the Company’s then existing stock option plan(s), if any, under such terms and conditions as determined by the Board acting in its sole discretion.

(d)               Expenses. The Company shall reimburse Employee for all expenses, including those for travel and entertainment, properly incurred by him in the performance of his duties hereunder, subject to any reasonable policies established from time to time by the Board.

(e)                Fringe Benefits. During the Employment Period and so long as the Employee is employed by the Company, he shall be entitled to receive vacation and fringe benefits in accordance with the plans, practices, programs and policies of the Company from time to time in effect, commensurate with his position; provided, however, the Company reserves the right to modify, eliminate or add to its fringe benefits at any time in its sole discretion.

4.	Termination of Employment and Severance Payment.

(a)                Death. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period.

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(b)               Disability. The Employee shall be relieved of his position as an Employee of the Company automatically upon the Employee being unable to perform the material duties of his position due to physical or mental illness or injury for a period of 60 consecutive days, or for 90 days within any one-year time period and his employment shall terminate automatically upon the occurrence of any said event.

(c)                By the Company for Cause. The Company may terminate the Employee’s employment during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall mean (i) conduct which is a material breach of this Agreement and is not cured within 30 days after written notice to Employee or willfully repeated thereafter, (ii) conduct which is a material violation of Company policies, (iii) willful failure to perform substantially all of Employee’s duties as lawfully delineated by the Board, (iv) conduct that constitutes fraud, gross negligence of willful misconduct, or (v) the Employee is convicted of, or enters a plea of guilty or no contest to, any felony or other criminal offense involving moral turpitude.

(d)               By the Company Without Cause. During the term of this Agreement, the Company, by action of the Board, may terminate the Employee’s employment for any reason other than for Cause.

(e)                By the Employee. The Employee may terminate his employment during the Employment Period for any reason upon 60 days’ advance written notice to the Company.

(f)                Severance Compensation Due Upon Termination. If Employee’s employment is terminated for Cause and/or is terminated by the Employee, no severance compensation shall be due Employee. If Employee’s employment is terminated by the Company without Cause then Employee shall be entitled to severance compensation in an amount equal to Employee’s Annual Base Salary then in effect at the time of the termination. Such amount shall be payable in equal installments on the Company’s regular pay days during the one-year period following Employee’s termination and shall be paid in accordance with the Company’s general payroll practices in effect from time-to-time. By way of example, if Employee’s Annual Base Salary at the time of his termination is $170,000, and if the company is on a 26-pay period system, then the severance payment due under this paragraph would be $170,000, and such amount would be paid in 26 equal installments paid every two weeks in accordance with the Company’s general payroll practices.

(g)               Severance Compensation Due Upon Change of Control.

(i) A “Change in Control” shall be deemed to have occurred if and as of such date that any “Acquiring Person” (defined as any individual, firm, corporation, partnership, limited liability company, trust or other entity, including any successor (by merger or otherwise) of such entity), who or that, together with all “Affiliates” (which shall, for purposes of Section 5(c), have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time), and “Associates” (which shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time), has acquired or obtained the right to acquire, alone or together with its Affiliates and Associates, (A) the beneficial ownership of fifty percent (50%) of more of the common stock of the Company then outstanding, or (B) all or substantially all of the assets of the Company.

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(ii) If Employee’s employment is terminated by the Company without Cause, or if the Employee resigns his employment with Good Reason (as defined below), within 6 months of a Change in Control, the Company shall pay to Employee each of the following: (A) severance compensation in a cash lump sum payment equal to Employee’s Annual Base Salary, then in effect at the time of the termination or resignation; and (B) a cash lump sum payment equal to the performance-based bonus in effect at the time of termination or resignation, with all of the performance criteria and the bonus amount being pro-rated based upon the portion of the year elapsed through the termination or resignation date. The Company shall further be obligated to continue to pay for the existing health care coverage of Employee and his family under COBRA, less Employee’s contribution, for a period of 24 months. All lump sum cash payments due under this Section shall be paid to Employee within thirty days of the date of termination or resignation. For purposes of this Agreement, “Good Reason” shall mean: (i) Without the prior consent of Employee; any change in title; any material diminution in Employees duties or authority; assignment of duties materially inconsistent with Employee’s duties; any change resulting in Employee being required to report internally to a person other than the Board; or (ii) Any material breach by the Company of this Agreement not cured within 30 days after written notice to the Company.

(h)               Deferred Compensation. Notwithstanding the foregoing, in the event that at the time that Employee’s date of termination from Company employment occurs the Company is publicly traded (as defined in Section 409A of the Internal Revenue Code), any amounts payable under this Section 4 that would otherwise be considered deferred compensation subject to the additional twenty percent tax imposed by Section 409(A) if paid within six months following the date of termination of Company employment shall commence being paid at the later of the time otherwise provided in this Section 4 or the time period that will prevent such amounts from being considered deferred compensation. Any amounts that would have otherwise been paid during such time period shall be accumulated and paid in a single lump sum payment without interest upon the expiration of such time period that will prevent such amounts from being considered deferred compensation.

(i)                 Release. The payment of severance compensation under this Agreement is expressly conditioned upon receipt by the Company of an enforceable waiver and release from the Employee in a form reasonably satisfactory to the Company.

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(j)                 Stock Incentive Awards. No grants or awards of nonqualified stock options or restricted stock will be made to the Employee on or after the date the notice of termination is given.

5.                  Confidential Information. The Employee agrees not to disclose during the Employment Period or thereafter any of the Company’s confidential or trade secret information, except as required by law. The Employee recognizes that the Employee shall be employed in a sensitive position in which, as a result of a relationship of trust and confidence, the Employee will have access to trade secrets and other highly confidential and sensitive information. The Employee further recognizes that the knowledge and information acquired by the Employee concerning the Company’s materials regarding employer/employee contracts, customers, pricing schedules, advertising and interviewing techniques, manuals, systems, procedures and forms represent the most vital part of the Company’s business and constitute by their very nature, trade secrets and confidential knowledge and information. The Employee hereby stipulates and agrees that all such information and material shall be considered trade secrets and confidential information. If it is at any time determined that any of the information or materials indentified in this paragraph 6 are, in whole or in part, not entitled to protection as trade secrets, they shall nevertheless be considered and treated as confidential information in the same manner as trade secrets, to the maximum extent permitted by law. The Employee further agrees that all such trade secrets or other confidential information, and any copy, extract or summary thereof, whether originated or prepared by or for the Employee or otherwise coming into the Employee’s knowledge, possession, custody, or control, shall be and remain the exclusive property of the Company. The term “Company” shall also include any affiliate of the Company, which shall include all subsidiaries of the Company (collectively, “Affiliates”).

6.                  Conflict of Interest. The Employee acknowledges and agrees that he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of the Company and to do no act which would injure the Company’s business, its interests or its reputation. It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect the Company or any of its Affiliates, involves a possible conflict of interest. In keeping with the Employee’s fiduciary duty to the Company, the Employee agrees that he shall not knowingly become involved in a conflict of interest with the Company’s Affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, the Employee agrees that he shall disclose to the Board, any facts which might involve such a conflict of interest that has not been approved by the Board. The Employee and the Company recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a conflict of interest. Moreover, the Employee and the Company recognize there are many borderline situations. In some instances, full disclosure of facts by the Employee to the Board, may be all that is necessary to enable the Employee, the Company or its Affiliates to protect its interests. In others, if no improper motivation appears to exist and the interests of the Company or its Affiliates have not suffered, prompt elimination of the outside interest will suffice. In still others, it may be necessary for the Company to terminate the employment relationship. The Company and the Employee agree that the Company’s determination as to whether a conflict of interest exists shall be conclusive. The Company reserves the right to take such action as, in its judgment, will end the conflict. The Term “Company” shall also include all of the Company’s Affiliates, as defined in Section 5.

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7.             Nonsolicitation. During the period of his business affiliation with, or employment by, the Company and for a period of two years after the Employee’s termination of employment for any reason whatsoever, the Employee will not directly or indirectly, solicit or endeavor to entice away from the Company, any person or entity who is, or was within the 12-month period immediately prior to the termination of the Employee’s employment, employed by or associated with the Company. The term “Company” as used herein shall also include all of the Company’s Affiliates, as defined in Section 5.

8.	Successors.

(a)	Assignment. This Agreement is personal to the Employee and shall not be assignable by the Employee.

(b)	Successors and Assigns of Company. This Agreement shall insure to the benefit of and be binding upon the Company, its successors and assigns.

9.	Miscellaneous.

(a)                Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to its principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended, modified, repealed, waived, extended or discharged except by an agreement in writing signed by the party again whose enforcement of such amendment, modification, repeal, waiver, extension or discharge is sought. No person, other than pursuant to a resolution of the Board, shall have authority on behalf of the Company to agree to amend, modify, repeal, waive, extend or discharge any provision of this Agreement or anything in reference thereto.

(b)               Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed, in either case, at the Company’s headquarters or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

(c)                Severability. This invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)               Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

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(e)                No Waiver. The Employee’s or the Company’s failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)                Entire Agreement. This instrument contains the entire agreement of the Employee, the Company or any predecessor or subsidiary thereof with respect to the subject matter hereof, and may be modified only by a writing signed by the parties hereto. All promises, representations, understandings, arrangements and prior agreements, are merged herein and superseded hereby. Any agreement with regard to severance benefits entered into after the Effective Date shall be effective only if it expressly references this Agreement.

In the event of any difference between the terms of this Agreement and the terms of any Company benefit, option or other plan or policy, the terms of this Agreement shall control, unless such terms violate applicable law, or would require shareholder approval or would cause the Company to be in material breach of its obligations under such other benefit, option or other plan or policy. The Company shall not amend any benefit, option nor other place or policy in a manner that would cause the agreements set forth herein to be nullified, provided that nothing herein shall limit the Company’s discretion in establishing, maintaining and amending its generally applicable welfare benefit program such as health coverage.

(g)               Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

(h)               Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

(i)                 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(j)                 Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

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IN WITNESS WHEREOF, the Employee and the Company have caused this Agreement to be executed as of the day and year first above written.

EMPLOYEE:

/s/ Jed Henthorne
JED HENTHORNE

EMPLOYER:

GAS NATURAL INC.

By:	/s/ James E. Sprague

Print Name:	James E. Sprague

Title:	Chief Financial Officer

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